Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of 5 June 2026, by and between Suchness Tech Limited, an exempted company incorporated in the Cayman Islands (the “Company”) and Tan Poh Hin (the “Employee”).

Recitals

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein;

WHEREAS, Employee desires to be employed by the Company on such terms and conditions;

WHEREAS, the purpose of this Agreement is for the Employee to contribute certain goodwill, relationships, and intangible assets to the Company; and

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1. Definitions. The following are terms used but not otherwise defined in the text of this Agreement.

1.1. “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise). For the avoidance of doubt, each member of the Company (other than the Company) is an Affiliate of the Company.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means the Employee’s (i) conviction of, or entering of a plea of guilty or no contest with respect to, any offence involving fraud or dishonesty, or any offence (other than a minor road traffic offence not punishable by imprisonment) that is punishable by imprisonment(ii) commission of fraud, misrepresentation, criminal breach of trust, misappropriation or theft against any Person; (iii) engaging in any intentional activity that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions that are consistent with the Employee’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, ofa written policy or code of conduct of the Company or any of its Affiliates (as in effect from time to time) or any other agreement between the Employee and the Company or any of its Affiliates. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Employee shall have twenty (20) days following the delivery of written notice by the Company of its intention to terminate the Employee’s employment for Cause within which to cure any acts constituting Cause. Following such 20-day cure period, the Employee shall be given five (5) business days prior written notice to appear (with or without counsel) before the full Board for the opportunity to present information regarding his views on the alleged Cause event. After the Company provides the original notice of its intent to terminate Employee’s employment for Cause, the Company may suspend the Employee from all his duties and responsibilities and prevent Employee from accessing the Company’s or its Affiliates’ premises or contacting any personnel of the Company or any of its Affiliates until a final determination on the hearing is made. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Employee’s resignation from employment at a time when Cause exists shall be treated as a termination of employment by the Company for Cause, and no cure rights or right to be heard by the Board shall be provided.

1.4. “Change of Control” means (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group of 50. l% or more of the shares of the outstanding voting securities of the Company, whether by merger, consolidation, sale or other transfer of shares (other than a merger or consolidation where the shareholders of the Company immediately prior to the merger or consolidation are immediately after such merger or consolidation the direct or indirect beneficial owners of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of voting securities or securities convertible, exercisable or exchangeable into voting securities directly from the Company or (B) any acquisition of voting securities or securities convertible, exercisable or exchangeable into voting securities by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any of its Subsidiaries; provided further, that a transaction will not be a Change of Control unless it also satisfies the applicable requirements under relevant laws or regulations; or (C) the transfer or other change of ownership with respect to shares of the outstanding voting securities of the Company consummated in connection with a corporate reorganization of the Company.

1.5. “Company Invention” means any Invention that is Invented by the Employee (alone or jointly with others) (whether before, on or after the Effective Date) (i) in the course of, in connection with, or as a result of the Employee’s employment or other service with any member of the Company, (ii) at the direction or request of any member of the Company, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company, whether or not during the Employee’s work hours.

1.6. “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of any member of the Company or any of their respective Affiliates, or the predecessors and successors of any member of the Company or any of their respective Affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Sections 4.4 through 4.14), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company or any of their respective Affiliates. “Confidential Information” also includes all information received by the Company or any other member of the Company under an obligation of confidentially to a third party. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Employee or any other Person subject to a confidentiality obligation.

1.7. “Disability” means that the Employee has been unable, as determined by the Company in good faith, to perform the Employee’s duties under this Agreement for a period ofninety (90) consecutive days or for a total of one hundred and twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.8. “Effective Date” means [IPO Date], the date on which Employee began providing the services to the Company as an employee as set forth herein.

1.9. “Good Reason” means any of the following actions taken by the Company without the Employee’s prior written consent: (i) a material reduction in the Employee’s duties, responsibilities or authority; (ii) a material reduction of the Employee’s Base Salary (as defined below); (iii) failure or refusal of a successor to the Company to either materially assume the Company’s obligations under this Agreement or enter into a new employment agreement with the Employee on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (A) the Employee gives the Company written notice within sixty (60) days after the first occurrence of the event which the Employee believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Employee believes constitutes the basis for Good Reason, (B) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) the Employee terminates his employment within thirty (30) days after the end of such 30-day cure period specified in clause (B). In addition, and notwithstanding anything in this Agreement to the contrary, in connection with a pandemic, national emergency or other event that provides (or is expected to provide) a significant disruption to the Company’s business, the compensation and/or benefits set forth in this Agreement may be reduced if such reduction applies generally to the Company’s officers, and no such reduction (individually or combined with any other reduction(s)) shall give rise to Good Reason or be treated as a breach of this Agreement.

1.10. “Invented” means made, conceived, invented, authored, or first actually reduced to practice (in any case, whether partially or fully).

1.11. “Invention” means any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined in Section 4.11), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.

1.12. “IPO Date” means the date on which the Company’s common stock begins trading on a National Securities Exchange.

1.13. “National Securities Exchange” means the Nasdaq Stock Market, the New York Stock Exchange or any other similar national securities exchange.

1.14. “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.15. “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest of at least 50%.

1.16. “Term of Employment” means the period of the Employee’s employment with the Company under this Agreement, including the Initial Term and any extensions thereof.

1.17. “Termination Date” means the date the Employee’s employment with the Company terminates for any reason.

1.19. Interpretation. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing one gender include every gender. “Group” means the Company together with its Subsidiaries and Affiliates from time to time, and “Group Company” means any of them. The headings in this Agreement are for convenience only and shall not affect its interpretation.

2. Employment.

2.1. Employee’s Representations. The Employee represents that (i) the Employee is entering into this Agreement voluntarily and that the Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Employee of any agreement to which the Employee is a party or by which the Employee may be bound, and does not violate any duties owed by Employee to other third parties and (ii) in connection with the Employee’s employment with the Company or any other member of the Company, the Employee will not (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Employee is or may be bound or (B) use any confidential or proprietary information that the Employee may have obtained in connection with the Employee’s employment or engagement with any other Person.

2.2. Term; Position; Duties and Responsibilities. Subject to Section 4 below, the Employee agrees to be employed by the Company on a full-time basis, beginning on the Effective Date and continuing for a period of five years thereafter (the “Initial Term”). At the conclusion of the Initial Term, this Agreement may be extended upon the mutual agreement of the Employee and the Company for a subsequent agreed upon period. The Employee shall be employed as the Company’s Chief Executive Officer (“CEO”), with such duties and responsibilities that are consistent with such position as may be assigned by the Board from time to time. In addition, during the Term of Employment, the Employee shall serve in such other officer and/or director positions with any member of the Company (for no additional compensation) as may be determined by the Board from time to time. The Employee further agrees that, during the Term of Employment, he shall not knowingly take any action that is contrary to, or in conflict with, the best interests of the Company.

2.3. Reporting. During the Term of Employment, the Employee shall report to the Board. Notwithstanding the foregoing, the Employee may (i) continue to serve as a member of the board of any organization listed in Exhibit A hereto, (ii) serve on other boards as may be approved by the Board in its sole discretion, (iii) engage in educational, charitable and civic activities and (iv) manage the Employee’s personal and business investments and affairs, so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Employee’s duties under this Agreement and (B) are not contrary to the interests of the Company or competitive in any way with the Company. Subject to the foregoing, during the Term of Employment, the Employee shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Company.

3. Compensation and Other Benefits.

3.1. Base Salary. During the Term of Employment, the Employee’s salary shall be as follows, which shall be payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time: from and after the IPO Date, USD 40,000 per month until the Termination Date. During the Term of Employment, the Board may review the Employee’s base salary and the Board may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. The Employee’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.” The Base Salary shall be at USD 40,000 per month with monthly CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time (which shall be exclusive ofany fees payable under the Constitution of the Company and shall be payable in arrears on the last working day of every month;

3.2. Annual Bonus. During the Term of Employment, the Employee shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Board or a committee thereof in its sole discretion, with the amount of any such bonus to be determined by the Board or a committee thereof in its sole discretion (the “Annual Bonus”). Any earned Annual Bonus shall be paid in cash as a lump sum by no later than ninety [90 days] to occur after the end of the applicable performance period. Except as set forth in Section 4.2, the Employee must be employed by the Company on payment date of an Annual Bonus in order to receive an earned Annual Bonus with respect to any performance period.

3.3. Equity Grants. During the Term of Employment, the Employee shall be eligible for equity or equity-based awards payable in shares of the Company’s common stock, that may be granted to the Employee at such times, in such amounts and in such manner as the Board may determine in its sole discretion. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.

3.4. Expense Reimbursement. During the Term of Employment, the Company shall reimburse the Employee’s reasonable and necessary business expenses incurred in connection with performing the Employee’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred). In addition, and notwithstanding anything herein to the contrary, during the Term of Employment, (i) Employee shall be entitled to reimbursement for business class travel on all flights in excess of two hours and (ii) following the IPO Date, the Company shall provide the Employee with a monthly mobile phone and data allowance and a monthly transportation allowance, in each case in such amounts as may be approved by the Board from time to time.

3.5. Benefit Plans; Vacation. During the Term of Employment, the Company shall maintain Directors & Officers liability insurance coverage naming the Employee as an insured, in amounts commensurate with the Company’s public company status. The Employee shall be entitled to [twenty (20)] days of paid time off per calendar year, pro-rated for partial years. Unused paid time off may be carried over to the following calendar year up to a maximum of [five (5)] days, and any unused paid time off in excess of such carry-over limit shall be forfeited. The Employee shall provide reasonable advance notice of planned absences and shall obtain prior approval for vacation during earnings release periods or material filing deadlines.

3.6. Abstention. The Employee shall abstain from voting at any meeting of the Board (and shall not be counted in the quorum) in respect of any resolution concerning the terms, variation, renewal or termination of this Agreement or the Employee’s own remuneration or benefits.

4. Termination. The Company and the Employee shall each have the right to terminate this Agreement as set forth in this Section 4. Upon the Termination Date, the Employee shall be deemed to have immediately resigned from any and all officer, director (unless otherwise directed in writing by the Company) and other positions the Employee then holds with the Company, the Company and their respective Affiliates (and this provision shall be deemed to constitute notice of resignation by the Employee without any further action by the Employee), and the Employee agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 4.2, all rights the Employee may have to receive compensation or employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date without further action by the Company or the Employee.

4.1. General; Company Termination; Employee Termination. The Company may terminate the Term of Employment and the Employee’s employment hereunder at any time with Cause or due to Disability, upon written notice to the Employee, and may terminate the Employee’s employment without Cause upon not less than three (3) months’ written notice or payment of Base Salary in lieu of such notice (or the unexpired part thereof). The Employee may terminate the Term of Employment and the Employee’s employment hereunder for Good Reason upon delivery of not less than ninety (90) days’ advanced written notice to the Company; or without Good Reason upon delivery of not less than three (3) months’ written notice to the Company; provided, that following its receipt of the Employee’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier than provided in such notice, and no such action by the Company shall entitle the Employee to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Term of Employment and the Employee’s employment with the Company hereunder shall terminate immediately upon the Employee’s death.

4.1.1. Garden Leave. During any period of notice of termination (whether given by the Company or the Employee), the Company may, in its sole discretion, require the Employee not to attend work and/or not to perform any or all of the Employee’s duties, require the Employee to resign from any office held, and/or exclude the Employee from any premises of the Company or any Group Company, in each case for all or part of the notice period. During any such period the Company shall continue to pay the Employee’s Base Salary and provide the Employee’s contractual benefits, and the Employee shall remain bound by all duties and obligations under this Agreement (including the duty of good faith and fidelity).

4.2. Separation Payments.

4.2.1. General. Except as otherwise provided in this Section 4.2, in the event that the Employee’s employment with the Company terminates for any reason, the Employee (or the Employee’s estate or legal representative, as applicable) shall be entitled to receive only (a) the cash portion of the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (b) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (c) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (d) any vested benefits earned by the Employee under any employee benefit plan of the Company or its Affiliates under which the Employee was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (a) through (d), collectively, the “Accrued Benefits”). All other rights the Employee may have to compensation and employee benefits from the Company or any of its Affiliates, other than as set forth in Sections 4.2.2, 4.2.3 or 4.2.4, shall immediately terminate upon the Termination Date.

4.2.2. Death and Disability. lfthe Employee’s employment is tenninated during the Tenn of Employment due to the Employee’s death or by the Company on account of the Employee’s incapacity or pennanent disability, the Employee (or the Employee’s estate or legal representative, as applicable) shall, subject to applicable law and the tenns of any applicable equity incentive plans, be entitled to receive: (a) all accrued but unpaid salary, unused annual leave (ifapplicable), reimbursable expenses and other accrued entitlements up to the Termination Date; (b) any unpaid annual bonus relating to a completed financial year prior to the Tennination Date; (c) a pro-rated annual bonus for the financial year in which the tennination occurs based on the number of days employed during that financial year; and (d) accelerated vesting of any outstanding unvested equity awards to the extent provided under the applicable equity plan or award agreement, with any perfonnance-based awards deemed achieved at target perfonnance unless otherwise determined by the Board. Any vested stock options or share appreciation rights shall remain exercisable for twelve (12) months following the Tennination Date, or such longer period as may be provided under the applicable equity plan, but not beyond the original expiry date of the relevant award. Except as expressly provided in this clause and to the extent permitted under Singapore law, all other rights to compensation and benefits shall cease on the Tennination Date.

4.2.3. Termination Without Cause or for Good Reason - Not In Connection with a Change of Control. If, during the Tenn of Employment, the Employee’s employment is terminated by the Company without Cause (other than due to death or incapacity) or by the Employee for Good Reason, and such termination is not in connection with a Change of Control, the Employee shall, subject to executing and not revoking a release agreement reasonably required by the Company, be entitled to receive: (a) all accrued but unpaid salary, unused annual leave (if applicable), reimbursable expenses and other accrued entitlements up to the Tennination Date; (b) any unpaid annual bonus relating to a completed financial year prior to the Termination Date; (c) a pro-rated annual bonus for the financial year in which the termination occurs based on the number of days employed during that year; and (d) continued payment of the Employee’s base salary for six (6) months following the Termination Date in accordance with the Company’s normal payroll practices. Except as expressly provided in this clause and to the extent permitted by applicable Singapore law, the Employee shall have no further entitlement to compensation, benefits or payments arising from or in connection with the tennination of employment.

4.2.4. Termination Without Cause or for Good Reason - In Connection with a Change of Control. If, during the Term of Employment, the Employee’s employment is terminated by the Company without Cause (other than due to death or incapacity) or by the Employee for Good Reason, in either case within twenty-four (24) months following, or within sixty (60) days prior to and in connection with, a Change of Control, the Employee shall, subject to executing and not revoking a release agreement reasonably required by the Company, be entitled to receive: (a) all accrued but unpaid salary, unused annual leave (ifapplicable), reimbursable expenses and other accrued entitlements up to the Tennination Date; (b) any unpaid annual bonus relating to a completed financial year prior to the Termination Date; (c) a pro-rated annual bonus for the year in which termination occurs based on the number of days employed during that financial year; (d) a lump sum severance payment equal to one (1) times the sum of the Employee’s highest annual base salary during the twenty-four (24) months following the Change of Control and the higher of the Employee’s target annual bonus or actual annual bonus paid for the immediately preceding financial year; and (e) full accelerated vesting of all outstanding unvested equity awards, with any performance-based awards deemed achieved at target performance, and any vested stock options or share appreciation rights remaining exercisable for twenty-four (24) months following the Termination Date, subject always to the terms of the applicable equity plans and applicable law. Except as expressly provided in this clause, the Employee shall have no further entitlement to compensation or benefits following the Termination Date.

4.2.5. Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2, 4.2.3 and 4.2.4 (other than the Accrued Benefits) is subject to the Employee’s (or, as applicable, the Employee’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date.

4.2.6. Violation of Restrictive Covenants. Without limiting the remedies provided to the Company and its Affiliates as set forth in this Section 4, upon the Employee’s breach of any of the Restrictive Covenants (as defined below in Section 4.3), other than any immaterial and unintentional breach by the Employee of the confidentiality obligations set forth in Section 4.9, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Employee shall repay to the Company any amounts paid under Section 4.2 (other than the Accrued Benefits) after such breach occurred.

4.3. Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Employee hereby agrees to the restrictive covenants contained in Sections 4.4 through 4.17 (the “Restrictive Covenants”). The Company and the Employee agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Employee’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company,” “Company” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company and any of their respective Affiliates (as the case may be).

4.4. Non-Competition. During the period commencing on the Effective Date and ending 12 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not, anywhere in Singapore and, in any country or territory in which the Company or any Group Company carries on business as at the Termination Date (the “Territories”), , use any of the Company’s good will, Inventions, trade secrets or other Confidential Information in a way that would harm the business or reputation of the Company or otherwise with the purpose to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of any business or entity that develops, sells or provides products or services competitive with the products or services developed, sold or provided by any member of the Company. Notwithstanding the foregoing, nothing in this Section 4.4 shall prevent the Employee from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange.

4.5. Non-Solicitation of Customers. During the period commencing on the Effective Date and ending 24 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not, for purposes of providing products or services that are competitive with those provided by any member of the Company, on the Employee’s own behalf or on behalf of any other Person, solicit any customer or client of any member of the Company with whom the Employee had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.6. Non-Solicitation of Employees and Independent Contractors. During the period commencing on the Effective Date and ending 12 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not (except on the Company’s behalf during the Term of Employment), on the Employee’s own behalf or on behalf of any other Person, solicit for employment or engagement any individual who (a) is employed by, or an independent contractor of, any member of the Company at the time of such solicitation or (b) was employed by, or an independent contractor of, any member of the Company within 12 months prior to such solicitation.

4.7. Non-Disparagement. During the Tenn of Employment and at all times thereafter, the Employee shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company any ofits respective Affiliates or any of their respective businesses, products, services, activities, operations, affairs, reputations or prospects; or any of their respective officers, employees, directors, partners (general and limited), agents, members or shareholders. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by the Employee (a) to any governmental authority or (b) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.8. Confidentiality; Return of Property. During the Term of Employment and at all times thereafter, the Employee shall not, without the prior express written consent of the Company, directly or indirectly, use on the Employee’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Employee’s duties and responsibilities hereunder while employed by the Company, when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In the event that the Employee becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Employee will provide the Board with prompt written notice so that the Company may seek (with the Employee’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Employee will furnish only that portion of the Confidential Information which is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Employee shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Employee’s duties under this Agreement while employed by any member of the Company). The Employee shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Employee’s actual or constructive possession or which are subject to the Employee’s control at such time. To the extent the Employee has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Employee or under the Employee’s control, the Employee agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. Notwithstanding the foregoing, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law (1) for the disclosure of a trade secret that (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) if, in connection with any lawsuit filed by the Employee for retaliation by the Company for reporting a suspected violation of law, the Employee discloses a trade secret to his attorney and uses the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.9. Ownership of Inventions. The Employee acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). The Employee further acknowledges and agrees that any rights arising in the Employee in any Invention Invented by the Employee, whether alone or jointly with others, during the twelve (12) months following the Termination Date and relating in any way to work performed by the Employee for any member of the Company during the Employee’s employment with or service for any member of the Company (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board in its sole discretion may elect to compensate the Employee for any Post-employment Inventions. For consideration acknowledged and received, the Employee hereby irrevocably assigns, conveys and sets over to the Company all of the Employee’s right, title and interest in and to all Company IP. The Employee acknowledges and agrees that the compensation received by the Employee for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Employee further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Employee agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Employee further agrees, upon the request of the Company and at its expense, that the Employee will execute any other instrument and document necessary or desirable in applying for and obtaining patents in Singapore and in any foreign country with respect to any Company Invention. The Employee further agrees, whether or not the Employee is then an employee or other service provider ofany member of the Company, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by the Employee in satisfying the requirements of this Section 4.9 shall be paid by the Company or its designee. The Employee shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.

4.10. Works for Hire. The Employee also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Employee, whether alone or jointly with others (and whether before, on or after the Effective Date), (a) in the course of, in connection with, or as a result of the Employee’s employment or other service with any member of the Company, (b) at the direction or request of any member of the Company, or (c) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company, whether or not during the Employee’s work hours (“Works”), shall be owned exclusively by the Company, and that the Works (and all copyright and other intellectual property rights arising in the Works) are and shall be owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works do not vest in the Company automatically under applicable lawfor consideration acknowledged and received, the Employee hereby waives consents, to the fullest extent permitted by law, to any act or omission in relation to such Works that would otherwise infringe the Employee’s moral rights and the Employee hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.11. Cooperation. During and after the Term of Employment, the Employee agrees to cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third-party concerning issues about which the Employee has knowledge or that may relate to the Employee or the Employee’s employment or service with any member of the Company. The Employee’s obligation to cooperate hereunder includes, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into the Employee’s possession. The Company shall promptly reimburse the Employee for the reasonable out of pocket expenses incurred by the Employee in connection with such cooperation.

4.12. Injunctive Relief. The Employee acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Employee breaches or threatens to breach any of the Restrictive Covenants. The Employee agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief (without necessity of posting a bond or undertaking in connection therewith) to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. The Employee further agrees that (a) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Employee may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (b) the circumstances of the Employee’s termination of employment with the Company will have no impact on the Employee’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. The Employee further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which the Employee may be bound.

4.13. Tolling During Periods of Breach. The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Employee is in breach of any such Restrictive Covenant, with such tolling to cease with respect to a Restrictive Covenant once the Employee is in compliance with such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.14. Notification of New Employer. In the event that the Employee is employed or otherwise engaged by any other Person following the Termination Date, the Employee agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of the Restrictive Covenants.

5. Miscellaneous.

5.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore applied without reference to principles of conflicts of law.

5.2. Venue. Both the Employee and the Company agree to submit exclusively to the jurisdiction of the courts of Singapore in relation to any dispute, controversy or claim arising out of or in connection with this Agreement; provided that any application for injunctive or equitable relief may be made in any court of competent jurisdiction. Each party waives, to the fullest extent pennitted by law, any objection on the grounds of forum non conveniens or lack of jurisdiction.

5.3. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.4. Notices. All notices and other communications hereunder shall be in writing, and shall be given by hand-delivery to the other party, by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed to such address as such party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or via e-mail (without notice of failed delivery or transmission); or (c) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.5. Clawback. The Employee expressly acknowledges and agrees that Employee is subject to any clawback policy of the Company as in effect from time to time, and any compensation or benefits provided under this Agreement (whether payable in cash or equity or equity-based awards) may be reduced or be subject to recoupment pursuant to any such policy as in effect from time to time.

5.6. Withholding. The Company may withhold from any amounts payable under this Agreement such amounts (including any taxes and CPF contributions) as are required to be withheld or deducted pursuant to any applicable law, and may withhold the release of any final payments pending tax clearance under the Income Tax Act 1947 of Singapore in respect of a non-citizen Employee..

5.7. Severability. The tenns and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects. The Employee agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Employee’s senior position. However, if for any reason any court of competent jurisdiction shall find any provisions of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.8. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.9. Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.10. Entire Agreement. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective Affiliates relating to such subject matter (including, without limitation, any term sheet or offer letter).

5.11. Survivorship. The provisions of Section 1, Section 5, Section 2.1 and Sections 4.4 through 4.15 shall survive the termination of the Term of Employment, the termination of Employee’s employment with the Company and the termination of this Agreement, in each case, in accordance with their terms.

5.12. Successors and Assigns. The Company may assign, without the Employee’s consent, its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by the Employee. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective successors and permitted assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year fust above written.

COMPANY:

SUCHNESS TECH LIMITED

By:	/s/ Tan Poh Hin
Name:	Tan Poh Hin
Title:	Director

EMPLOYEE:

/s/ Tan Poh Hin
Name:	Tan Poh Hin

[Signature Page to Employment Agreement]

Exhibit A

Permitted Board Memberships and Outside Activities

The Employee may continue to serve as a director, trustee, board member, advisor, or in a similar capacity with the following organizations:

Organization	Position Held	Notes (if any)
Lessness Tech Limited	Director	This is the holding company for holding shares in Suchness Tech Limited
Hisprint & Packaging Pte Ltd	Director

[Exhibit Page to Employment Agreement]